                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                             FISCAL YEAR ENDED
                               ------------------------------------------------------------------------------
                               DECEMBER 31,     JANUARY 1,      JANUARY 2,       JANUARY 3,      DECEMBER 29,
                                   1995            1995            1994             1993             1991
                               ------------     ----------     ------------     ------------     ------------
Determination of Earnings:
  Earnings Before Provision
     for Taxes on Income and
     Cumulative Effect of
     Accounting Changes......     $3,317           2,681           2,332            2,207            2,038
  Fixed Charges..............        219             234             211              210              209
                               ------------     ----------        ------           ------           ------
          Total Earnings as
            Defined..........     $3,536           2,915           2,543            2,417            2,247
                               ==========        =======       ==========       ==========       ==========
Fixed Charges and Other:
  Rents......................     $   76              92              85               86               80
  Interests..................        143             142             126              124              129
                               ------------     ----------        ------           ------           ------
          Fixed Charges......        219             234             211              210              209
  Capitalized Interest.......         70              44              48               53               46
                               ------------     ----------        ------           ------           ------
          Total Fixed
            Charges..........     $  289             278             259              263              255
                               ==========        =======       ==========       ==========       ==========
Ratio of Earnings to Fixed
  Charges....................      12.24           10.49            9.82             9.19             8.81
                               ==========        =======       ==========       ==========       ==========

- ---------------
(1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                                       15